Exhibit 10.10

English Translation

Equity Transfer Agreement

Transferor:	Guizhou Tongjitang Pharmaceutical Co., Ltd. (“Tongjitang Pharmaceutical”)

Transferee:	Wang Xiaochun

Whereas, according to the shareholders resolutions of Tongjitang Pharmaceutical, the Transferor intends to transfer a 60% equity interest held by the Transferor in Guizhou Tongjitang Culture and Communication Co., Ltd. to Mr. Xiaochun Wang for zero consideration;

Now it is agreed as follows:

1.	Transferor shall transfer the 60% equity interest held by it in Guizhou Tongjitang Culture and Communication Co., Ltd. to Mr. Xiaochun Wang for zero consideration and the Transferee agrees to accept this transfer.

2.	After the Transferee accepts the transfer of the 60% equity interest, the Transferee shall form a new shareholder’s meeting together with Tongfang Honglong (the 25% shareholder) and Wang Hang (the 15% shareholder), the other two existing shareholders. The new shareholder’s meeting shall amend the incorporation documents of Guizhou Tongjitang Culture and Communication Co., Ltd.

3.	The Transferee shall assume all the credits, indebtedness and other expenses of Guizhou Tongjitang Culture and Communication Co., Ltd. after the transfer in proportion to the Transferee’s equity interest in Guizhou Tongjitang Culture and Communication Co., Ltd.

4.	Prior to the transfer, the Transferor shall proportionally enjoy the rights and assume the obligations of Guizhou Tongjitang Culture and Communication Co., Ltd.; after the transfer, the Transferee shall proportionally enjoy rights and assume the obligations.

5.	This transfer agreement shall become effective upon execution by both Transferee and Transferor.

6.	This agreement shall have four original counterparts. Each party shall hold one original counterpart with one filed with Guizhou Tongjitang Culture and Communication Co., Ltd. for record and the other filed with the relevant administration for industry and commerce.

Transferor: (Seal)	Guizhou Tongjitang Pharmaceutical Co., Ltd.	Transferee: /s/ Xiaochun WANG

Date: February 20, 2005		Date: February 20, 2005